Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-191359, 333-191359-01 and 333-191359-02

PRICING TERM SHEET DATED JULY 29, 2014

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2014-4)

$1,200,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2014-4)
CUSIP	254683BK0
Principal Amount	$1,200,000,000
Interest Rate	Interpolated swaps plus 0.36%
Expected Maturity Date	June 17, 2019
Weighted Average Life	4.87 years
Legal Final Maturity Date	December 15, 2021
Pricing Date	July 29, 2014
Settlement Date	August 5, 2014
Interest Payment Dates	The 15th day of each month, or next business day, beginning in September 2014
Underwriters	Deutsche Bank Securities Inc.	$171,500,000
	RBC Capital Markets, LLC	$171,500,000
	Citigroup Global Markets Inc.	$171,400,000
	J.P. Morgan Securities LLC	$171,400,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$171,400,000
	RBS Securities Inc.	$171,400,000
	SG Americas Securities, LLC	$171,400,000
Underwriting Discounts and Commissions	0.30000%
Underwriting Concessions	0.18000%
Underwriting Reallowance	0.09000%
Price to Public	[•]
Proceeds to Discover Card Execution Note Trust	[•]
Estimate of Expenses	$1,050,000
Minimum Principal Receivables Balance [1,2]	$22,539,100,684.95
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$6,838,446,063.03
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	23.28%

[1]	An amount equal to the minimum principal receivables balance for the master trust, taking into account the investor interest represented by the collateral certificate and supporting each tranche of notes, after giving effect to the issuance of the Class A(2014-4) notes.
[2]	As of July 29, 2014, after giving effect to the issuance of the Class A(2014-4) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-191359, 333-191359-01 and 333-191359-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2014-4) DiscoverSeries notes filed pursuant to Rule 424(b) on July 29, 2014, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.